As filed with the Securities and Exchange Commission on November 22, 2024
Registration No. 333-122637
Registration No. 333-195757
Registration No. 333-224451
Registration No. 333-239256
Registration No. 333-255852
Registration No. 333-272376

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122637
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195757
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224451
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239256
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255852
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272376

Under
The Securities Act of 1933

ARC Document Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1700361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12657 Alcosta Blvd., Suite 200 San Ramon, California	94583
(Address of Principal Executive Offices)	(Zip Code)

ARC Document Solutions, Inc. 2021 Incentive Plan
ARC Document Solutions, Inc. 2014 Stock Incentive Plan
ARC Document Solutions, Inc. 2005 Employee Stock Purchase Plan
American Reprographics Company 2005 Stock Plan
American Reprographics Company 2005 Employee Stock Purchase Plan
(Full title of the plan)

Dilantha Wijesuriya
President and Chief Operating Officer
ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
San Ramon, California 94583
(Name and address of agent for service)

(925) 949-5100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by ARC Document Solutions, Inc. (formerly American Reprographics Company), a Delaware corporation (the “Registrant”):

•
Registration Statement No. 333-122637, filed with the SEC on February 8, 2005, pertaining to the registration of (i) 1,712,915 shares of common stock of the Registrant, $0.001 par value per share (“Common Stock”), subject to outstanding stock option awards under the American Reprographics Company 2005 Stock Plan, (ii) 3,287,085 shares of Common Stock reserved for issuance under the 2005 American Reprographics Company 2005 Stock Plan, and (iii) 750,000 shares of Common Stock reserved for issuance under the 2005 American Reprographics Company 2005 Employee Stock Purchase Plan;

•
Registration Statement No. 333-195757, filed with the SEC on May 7, 2014, pertaining to the registration of 3,500,000 shares of Common Stock reserved for issuance under the ARC Document Solutions, Inc. 2014 Stock Incentive Plan (the “2014 Plan”); and

•	Registration Statement No. 333-224451, filed with the SEC on April 26, 2018, pertaining to the registration of 3,500,000 shares of Common Stock reserved for issuance under the 2014 Plan;

•
Registration Statement No. 333-239256, filed with the SEC on June 18, 2020, pertaining to the registration of 450,000 shares of Common Stock reserved for issuance under the ARC Document Solutions, Inc. 2005 Employee Stock Purchase Plan (the “2005 Employee Stock Purchase Plan”);

•
Registration Statement No. 333-255852, filed with the SEC on May 7, 2021, pertaining to the registration of (i) 3,500,000 shares of Common Stock issuable under the ARC Document Solutions, Inc. 2021 Incentive Plan (the “2021 Incentive Plan”), and (ii) an additional number of shares of Common Stock (up to 6,132,593 shares) as is equal to the number of shares of Common Stock subject to awards granted under the 2014 Stock Incentive Plan and the American Reprographics Company 2005 Stock Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Registrant pursuant to a contractual repurchase right; and

•	Registration Statement No. 333-272376, filed with the SEC on June 2, 2023, pertaining to the registration of 5,000,000 shares of Common Stock reserved for issuance under the 2021 Incentive Plan.

On November 22, 2024, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 27, 2024, by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), TechPrint Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant (such agreement, as amended by Amendment No. 1 to the Merger Agreement, dated September 10, 2024, by and among the Company, Parent and Merger Sub, the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on November 22, 2024.

ARC DOCUMENT SOLUTIONS, INC.

Date: November 22, 2024	By:	/s/ Dilantha Wijesuriya
	Name:	Dilantha Wijesuriya
	Title:	President and Chief Operating Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.